                                                                     Exhibit 2.1

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                       THE MUTUAL LIFE INSURANCE COMPANY
                                  OF NEW YORK

                             PLAN OF REORGANIZATION
                               UNDER SECTION 7312
                         OF THE NEW YORK INSURANCE LAW

                         AS ADOPTED ON AUGUST 14, 1998,
                       AND AMENDED ON SEPTEMBER 9, 1998,
                          BY THE BOARD OF TRUSTEES OF
                 THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK

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                               TABLE OF CONTENTS

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ARTICLE I  DEFINITIONS......................................    1

ARTICLE II  PURPOSE OF REORGANIZATION.......................    4

ARTICLE III  FORM OF REORGANIZATION.........................    5
   3.1  Method of Reorganization............................    5
   3.2  Basis for Choice of Method..........................    5
   3.3  The Investment Agreement............................    5

ARTICLE IV  PROPOSED CHARTER OF THE COMPANY.................    6

ARTICLE V  MANNER AND BASIS OF REORGANIZATION...............    6
   5.1  Subsidiary of Holding Company; Certificate of
     Incorporation and By-Laws..............................    6
   5.2  Effectiveness of Plan...............................    6
   5.3  Continuation of Corporate Existence; Company Name...    8
   5.4  Notice of Hearing...................................    8
   5.5  Notice of Vote......................................    9
   5.6  Policyholder Vote...................................    9
   5.7  Filing of Plan......................................    9
   5.8  Tax Considerations..................................    9

ARTICLE VI  POLICY OWNERSHIP AND IN FORCE DATES.............   10
   6.1  Determination of Ownership..........................   10
   6.2  In Force Dates......................................   11
   6.3  Certain Group Policies and Contracts................   12

ARTICLE VII  ALLOCATION AND PAYMENT OF POLICYHOLDER
  CONSIDERATION.............................................   12
   7.1  Allocation of Allocable Shares......................   12
   7.2  Allocation of Aggregate Variable Component..........   13
   7.3  Payment of Consideration............................   13
   7.4  ERISA Plans.........................................   15

ARTICLE VIII  METHOD OF OPERATION FOR PARTICIPATING
  BUSINESS..................................................   15
   8.1  Establishment of the Closed Block...................   15
   8.2  Operation of the Closed Block.......................   16
   8.3  Guaranteed Benefits.................................   18
   8.4  Other Participating Policies........................   18

ARTICLE IX  PLAN OF OPERATION; NEW PARTICIPATING BUSINESS...   19
   9.1  Plan of Operation...................................   19
   9.2  New Participating Business..........................   19

ARTICLE X  ADDITIONAL PROVISIONS............................   19
  10.1  Acquisition of Securities by Certain Officers,
     Directors and Employees................................   19
  10.2  Restricted Stock for Nonemployee Directors..........   19
  10.3  Corrective Actions..................................   20
  10.4  Compensation of Officers, Directors and Employees...   20
  10.5  Adjustment of Share Numbers.........................   20
  10.6  Notices.............................................   20
  10.7  Amendment or Withdrawal of Plan.....................   20
  10.8  Costs and Expenses..................................   21


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
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  10.9 Governing Law.........................................................   21
  10.10 Corrections..........................................................   21

Summary of Exhibits and Schedules to the Plan
EXHIBIT A   --   Closed Block Business
EXHIBIT B   --   Form of Amended and Restated Charter of MONY
EXHIBIT C   --   Form of Amended and Restated Certificate of Incorporation of
                 the Holding Company
EXHIBIT D   --   Form of Amended and Restated By-laws of the Holding
                 Company
EXHIBIT E   --   Form of Amended and Restated By-laws of MONY
EXHIBIT F   --   Closed Block Assets
EXHIBIT G   --   Plan of Operation and Actuarial Projection Pursuant to
                 Section 7312(e)(1) of the New York Insurance Law
SCHEDULE 1  --   The Investment Agreement
SCHEDULE 2  --   Actuarial Contribution Memorandum
SCHEDULE 3  --   Closed Block Memorandum
SCHEDULE 4  --   The MONY Group Inc. 1998 Stock Incentive Plan

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

                             PLAN OF REORGANIZATION

                                       OF

                       THE MUTUAL LIFE INSURANCE COMPANY
                                  OF NEW YORK

                             UNDER SECTION 7312 OF
                           THE NEW YORK INSURANCE LAW

     This Plan of Reorganization, which was adopted by the Board of Trustees (the "Board") of The Mutual Life Insurance Company of New York, a mutual life insurance company organized under the laws of the State of New York (the "Company"), at a meeting duly called and held on August 14, 1998 (the "Adoption Date"), and was adopted at a meeting duly called and held on September 9, 1998 to reflect certain clarifying and technical amendments incorporated herein, provides for the conversion of the Company from a mutual life insurance company into a stock life insurance company in accordance with the requirements of
Section 7312 of the New York Insurance Law.

                                   ARTICLE I

                                  DEFINITIONS

     As used in this Plan of Reorganization, the following terms have the following meanings:

     "Actuarial Contribution" has the meaning specified in Section 7.2(a).

     "Actuarial Contribution Memorandum" has the meaning specified in Section 7.1(b).

     "Adjusted Actuarial Contribution" has the meaning specified in Section 7.2(a).

     "Adoption Date" has the meaning specified in the first paragraph hereof.

     "Aggregate Cash Amount" has the meaning specified in Section 7.3(a).

     "Aggregate Variable Component" means that portion of the Allocable Shares which constitutes the aggregate variable component of the consideration allocable to all Participating Policyholders.

     "Allocable Shares" means the 40 million shares of Holding Company Common Stock that will be allocated to Eligible Policyholders.

     "Board" has the meaning specified in the first paragraph hereof.

     "Cash Election Number" has the meaning specified in Section 7.3(a).

     "Certificate" as used in relation to group life or accident and health insurance or group annuities means a certificate evidencing coverage under a master policy or contract issued to the owner of such coverage.

     "Closed Block" has the meaning specified in Section 8.1.

     "Closed Block Business" means Policies within the classes of Policies specified in Exhibit A (which Policy classes constitute all of the classes of individual Policies for which the Company had a current payable dividend scale other than those classes listed in Section 8.4(b)(i)), but only to the extent such Policies are either (a) In Force on the Plan Effective Date or (b) issued and delivered after the Plan Effective Date pursuant, in each case, to an application, complete on its face, that is received prior to the Plan Effective Date at the Company's administrative offices, provided that all underwriting in connection with any Policy referred to in this clause (b) is completed within 60 days of the Plan Effective Date and such Policy is issued as applied for without material change (upon receipt of premium payment in accordance with the Company's customary business practice) and delivered in accordance with the terms of the application. "Closed Block Business" also includes any Policy within the classes of Policies specified in Exhibit A which is In Force on the Plan Effective Date as extended term insurance pursuant to a non-forfeiture provision in such Policy.

     "Closed Block Memorandum" has the meaning specified in Section 8.1.
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     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning specified in the first paragraph hereof.

     "Company Common Stock" means the common stock, par value $1.00 per share, of the Company.

     "Convertible Preferred Stock" means the convertible preferred stock of the Holding Company which may be issued and sold to the Investors at the request of the Company pursuant to the terms and subject to the conditions of the Investment Agreement.

     "Demutualization Date" means the date the Plan becomes effective pursuant to Section 5.2(b) or, if later, the first date following such effectiveness on which shares of Holding Company Common Stock are first issued to Eligible Policyholders.

     "Disability" means permanent and total disability as defined in Section 22(e)(3) of the Code (or any successor provision thereto).

     "Directors' Fees" means the annual retainer fee and all meeting fees, committee fees and other directors' fees earned by a Nonemployee Director for his services on the Holding Company Board.

     "Eligible Investments" has the meaning specified in Section 8.2(b).

     "Eligible Policy" means a Policy that is In Force on the Adoption Date and which remains In Force on the Plan Effective Date.

     "Eligible Policyholder" means a Person who is (or, collectively, the Persons who are) on the Adoption Date the Owner of one or more Policies which are then In Force and which remain In Force on the Plan Effective Date, except that a current or former officer of the Company covered under the Company's corporate owned split dollar life insurance plan shall not be an Eligible Policyholder with respect to Policies included in such plan.

     "Exhibit F Closed Block Assets" has the meaning specified in Section 8.1.

     "Fair Market Value" means, on any date, the closing price of the Holding Company Common Stock as reported on the consolidated tape of the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the Holding Company Common Stock are quoted at the relevant time) on such date. In the event that there are no Holding Company Common Stock transactions reported on such tape (or such other system) on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Holding Company Common Stock transactions were so reported.

     "Holding Company" means The MONY Group Inc., a Delaware corporation.

     "Holding Company Board" means the board of directors of the Holding
Company.

     "Holding Company Common Stock" means the common stock, par value $.01 per share, of the Holding Company.

     "Holding Company Subordinated Notes" means notes issued by the Holding Company in exchange for the MONY Notes on the terms and subject to the conditions of the Investment Agreement.

     "In Force" has the meaning specified in Section 6.2(a).

     "Investment Agreement" means the Investment Agreement, dated as of December 30, 1997, among the Company, the Holding Company and the Investors, as amended. A copy of the Investment Agreement excluding the schedules thereto is attached as Schedule 1.

     "Investors" has the meaning specified in Schedule 1 hereto.

     "IPO" means an initial public offering of Holding Company Common Stock as described in Section 5.2(c).

     "IPO Price" means the price per share at which Holding Company Common Stock is sold to the public in an IPO.
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

     "IRA" means an individual retirement annuity within the meaning of Section 408 of the Code.

     "Method 4" has the meaning specified in Section 3.1.

     "MONY Notes" means surplus notes of the Company issued to the Investors in the aggregate principal amount of $115,000,000 on the terms and subject to the conditions of the Investment Agreement.

     "NAIC" means the National Association of Insurance Commissioners.

     "Nonemployee Director" means a member of the Holding Company Board who is not an employee of the Holding Company or any Subsidiary.

     "Owner" means, with respect to any Policy, the Person or Persons specified or determined pursuant to Section 6.1 or Section 6.3.

     "Participating Policy" means a Policy under which there is a right to participate in the divisible surplus of the Company to the extent that dividends are apportioned thereon (including any such Policy that has continued as extended term insurance). A Policy which by its terms is not non-participating shall be deemed to be a Participating Policy.

     "Participating Policyholder" means an Eligible Policyholder who is on the Adoption Date the Owner of one or more Participating Policies which are then In Force and which remain In Force on the Plan Effective Date.

     "Participation Date" means, with respect to any of the Company's group annuity contracts referred to in Section 6.3, the date specified in such Policy as the participation date of such Policy.

     "Person" means an individual, corporation, limited liability company, joint venture, partnership, association, trust, trustee, unincorporated entity, organization or government or any department or agency thereof. A Person who is the Owner of Policies in more than one legal capacity (e.g., a trustee under separate trusts) shall be deemed to be a separate Person in each such capacity.

     "Plan" means this Plan of Reorganization (including all Exhibits and Schedules hereto), as it may be amended from time to time in accordance with
Section 10.7.

     "Plan Effective Date" has the meaning specified in Section 5.2(b).

     "Policy" means (i) a life insurance policy (including, without limitation, a pure endowment contract), annuity contract or accident and health insurance policy authorized pursuant to paragraph (1), (2) or (3) of Section 1113(a) of the New York Insurance Law that has been issued by the Company and (ii) each Certificate or participation interest referred to in Section 6.3, each of which Certificates and participation interests is deemed to be a Policy for purposes of the Plan pursuant to such Section 6.3.

     "Policy Credit" means (a) dividend additions under a Qualifying Policy that is an individual participating nonvariable annuity contract, (b) an increase in accumulation value (to which no sales or surrender or similar charges will be applied) on a Qualifying Policy that is an individual nonparticipating nonvariable annuity contract, (c) an increase in accumulation account value (to which no sales or surrender or similar charges will be applied) in the separate investment account under a Qualifying Policy that is an individual participating variable annuity contract, (d) an increase in accumulation account value (to which no sales or surrender or similar charges will be applied) in the general account investment option (or if there is no general account investment option set forth in such Qualifying Policy, the money market separate account investment option set forth in such Qualifying Policy) under a Qualifying Policy that is an individual nonparticipating variable annuity contract or individual nonparticipating variable life insurance policy, (e) dividend deposits or dividend additions, as appropriate (i.e., depending upon whether the dividend deposit option or the dividend addition option has been selected with respect to the underlying Qualifying Policy, provided that dividend additions will apply where an option other than dividend additions or dividend deposits has been selected), on a Qualifying Policy that is an individual participating life insurance policy, (f) an increase in fund value (to which no sales or surrender or similar charges will be applied) on a Qualifying Policy that is an individual nonparticipating nonvariable life insurance policy, (g) an extension of the expiry date on a Qualifying Policy which is in force

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

as extended term life insurance pursuant to a non-forfeiture provision of a life insurance policy, or (h) an increase in accumulation account value (to which no sales or surrender or similar charges will be applied) in the general account investment option (or if there is no general account investment option under such Qualifying Policy, the money market separate account investment option set forth in such Qualifying Policy), under a Qualifying Policy that is a group annuity contract or certificate issued thereunder.

     "Policy Date" means, with respect to any Policy, the date specified in such Policy as the date such Policy commences.

     "Policyholders' Membership Interest" has the meaning specified in Section 7312(a)(3).

     "Principal Investor" means GS MEZZANINE PARTNERS, L.P.

     "Qualifying Policies" has the meaning specified in Section 7.1(b).

     "Reorganization" means the conversion of a company from a mutual life insurance company to a stock life insurance company pursuant to Section 7312.

     "Reset Cash Election Number" has the meaning specified in Section 7.3(a).

     "Restricted Stock" means shares of Holding Company Common Stock granted to a Nonemployee Director subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as set forth in Section 10.2.

     "Section 7312" means Section 7312 of the New York Insurance Law, as amended.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Short-Term Securities" means securities having a final maturity at the date of acquisition by the Company of one year or less.

     "Statement Date" means December 31, 1997.

     "Stock Incentive Plan" means The MONY Group Inc. 1998 Stock Incentive Plan.

     "Subsidiary" means any corporation or partnership in which the Holding Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership.

     "Superintendent" means the Superintendent of Insurance of the State of New York, or such governmental officer, body or authority as may after the Plan Effective Date succeed such Superintendent as the primary regulator of the Company's insurance business under applicable law.

     "United States" means the States of the United States, the District of Columbia, the Commonwealth of Puerto Rico and Territories of the United States within the meaning of Section 2(6) of the Securities Act and APO/FPO (military) addresses.

     "Voting Policyholder" means a policyholder entitled to vote pursuant to
Section 7312(e)(3). An absolute assignee of a Policy under an assignment that satisfies the requirements specified in Section 6.1(c) is the Voting Policyholder of that Policy as soon as the assignment is effective on the records of the Company regardless of any provision in Section 4210 of the New York Insurance Law to the contrary.

     "Warrants" mean the warrants to purchase shares of Holding Company Common Stock issued to the Investors by the Holding Company for an aggregate purchase price of $10,000,000, on the terms and subject to the conditions set forth in the Investment Agreement.

                                   ARTICLE II

                           PURPOSE OF REORGANIZATION

     The principal purpose of the Reorganization of the Company pursuant to the Plan is to convert the Company from a mutual life insurer to a stock life insurer thereby permitting it to obtain equity capital from
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

sources that are unavailable to it as a mutual insurer. Such equity capital is expected to enhance the Company's business and competitive position and to strengthen its capital base. As a mutual life insurer, the Company can increase its capital only through retained surplus contributed by its businesses or through the sale of surplus notes or similar instruments issued by it. Neither source is fully adequate to generate substantial surplus accumulations or to provide permanent capital to the Company.

     Under the Plan, the Company shall become a wholly-owned subsidiary of the Holding Company. After the Reorganization, as a stock insurance company subsidiary of the Holding Company, the Company will have access through the Holding Company to the capital markets, enabling the Company to obtain equity capital from a variety of sources.

     In addition, the reorganization of the Company pursuant to the Plan will provide Eligible Policyholders with shares of Holding Company Common Stock, cash or Policy Credits in exchange for their Policyholders' Membership Interests. Thus, Eligible Policyholders will realize economic value from their Policyholders' Membership Interests that is otherwise currently unavailable to them.

                                  ARTICLE III

                             FORM OF REORGANIZATION

     3.1  Method of Reorganization. The Plan, which is adopted pursuant to
Section 7312(d)(4) ("Method 4"), provides that: (a) the Closed Block Business will be operated as a Closed Block for policyholder dividend purposes only and none of the Company's other Policies will be included in such Closed Block, but all Participating Policies not included in the Closed Block Business will continue in accordance with their terms to be eligible to receive dividends based on the experience of their respective classes; (b) the Policyholders' Membership Interests will be exchanged for consideration in the form of shares of Holding Company Common Stock or, in certain circumstances, cash or Policy Credits, as more particularly described in Article VII and the Actuarial Contribution Memorandum; (c) the Holding Company will encourage and assist in the establishment of a public market for shares of Holding Company Common Stock pursuant to Section 5.2(h); and (d) certain Eligible Policyholders who receive shares of Holding Company Common Stock will have an opportunity to sell such shares at market values without brokerage commissions or similar expenses pursuant to Section 7.3(e).

     3.2 Basis for Choice of Method. The Board has determined that Reorganization under Method 4 pursuant to which Eligible Policyholders will receive shares of Holding Company Common Stock or, in certain circumstances, cash or Policy Credits based on the market value of the Company at the time of Reorganization, is the most appropriate method of Reorganization under Section 7312(d) for the Company to achieve the purposes described in Article II. In making such determination, the Board considered, among other things, that (a) the method described in Section 7312(d)(3) is available only to insurers having less than $50 million of surplus, (b) the method described in Section 7312(d)(2) does not provide for Eligible Policyholders to receive consideration as described above, and (c) the method described in Section 7312(d)(1) does not clearly provide for raising permanent equity capital in a manner such as that described in Section 3.3. Further, the Board has determined that the flexibility of Method 4 allows for the design of a plan of Reorganization that is best suited to provide the Company's policyholders with a fair and equitable result.

     3.3 The Investment Agreement. The Company, the Holding Company and the Investors have entered into the Investment Agreement, pursuant to which the Investors have purchased the MONY Notes and the Warrants. The MONY Notes are scheduled to mature on December 30, 2012. As provided in the Investment Agreement, at any time from and after the Demutualization Date, the Investors may elect to exchange, in whole or in part, the MONY Notes for Holding Company Subordinated Notes. Upon such exchange, the Holding Company, at the request of the Principal Investor on behalf of the Investors, will register the Holding Company Subordinated Notes under the Securities Act.

     In addition, in the event that the Demutualization Date has occurred on or prior to June 30, 1999, provided that the Holding Company notifies the Investors within 90 days after the Demutualization Date, the
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

Holding Company may require the Investors to purchase from the Holding Company an aggregate of 1,000,000 shares of Convertible Preferred Stock of the Holding Company for a total purchase price of $100,000,000. The Holding Company shall register the Convertible Preferred Stock under the Securities Act. In addition to registration under the Securities Act of the Convertible Preferred Stock, under the Investment Agreement the Investors have rights to registration under the Securities Act of the Warrants and the shares of Holding Company Common Stock issuable thereunder and the shares of Holding Company Common Stock issuable pursuant to the Convertible Preferred Stock.

     Under the Investment Agreement, for so long as the Investors and their subsidiaries and affiliates own (i) an amount of Warrants and Convertible Preferred Stock representing the right to acquire Holding Company Common Stock and/or (ii) Holding Company Common Stock, equal, in the aggregate, to at least 5% of the voting power of the Holding Company Common Stock on an as exercised or as converted basis, the Company (prior to the Demutualization Date) and the Holding Company (subsequent to the Demutualization Date) shall use its best efforts to cause a person proposed by the Investors to be elected to the Board or the Holding Company Board, as applicable.

                                   ARTICLE IV

                        PROPOSED CHARTER OF THE COMPANY

     The form of the Company's amended and restated charter as proposed to be in effect upon the effectiveness of the Plan is set forth in Exhibit B.

                                   ARTICLE V

                       MANNER AND BASIS OF REORGANIZATION

     5.1 Subsidiary of Holding Company; Certificate of Incorporation and By-Laws. On the Adoption Date, the Holding Company is a wholly owned subsidiary of the Company. Prior to the Plan Effective Date, the certificate of incorporation and by-laws of the Holding Company shall be amended and restated so that upon the effectiveness of the Plan (a) the certificate of incorporation shall be in the form of Exhibit C and shall authorize issuance of at least the number of shares of Holding Company Common Stock that is sufficient to meet the requirements of the Plan and (b) the by-laws shall be in the form of Exhibit D. Upon the Plan Effective Date, the Company shall become a wholly owned subsidiary of the Holding Company as a result of the transactions described herein.

     5.2 Effectiveness of Plan. (a) Upon approval by the Superintendent of the Plan and the method of Reorganization described herein and approval by the Voting Policyholders of the Plan pursuant to Section 7312, a copy of the Plan, with the Superintendent's approval endorsed thereon, shall be filed in the office of the Superintendent, and the Company shall file a copy certified by the Superintendent in the office of the Clerk of New York County pursuant to Section 7312(1).

     (b) The effective date of the Plan (the "Plan Effective Date") shall be the earlier of (i) the date on which the closing of an IPO occurs or (ii) a stated date which shall not be more than six months after the date the Plan is approved by the Superintendent pursuant to Section 7312(j), which shall be chosen by the Board subsequent to such approval. The Plan shall be deemed to have become effective at 12:01 a.m., New York time, on the Plan Effective Date.

     (c) The Holding Company may make an initial public offering of shares of Holding Company Common Stock to raise proceeds to the Holding Company of up to $400 million (net of underwriting commissions and expenses related to the initial public offering) or such other amount of net proceeds as may be approved by the Superintendent.

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

     (d) On the Plan Effective Date:

          (i) the Company shall deliver 2 million shares of Company Common Stock, par value $1.00 per share, to the Holding Company representing all of the Company's issued and outstanding Company Common Stock;

          (ii) the Company shall surrender to the Holding Company, and the Holding Company shall cancel, all of the Holding Company Common Stock previously issued by the Holding Company to the Company and held by the Company immediately prior to the Plan Effective Date;

          (iii) the Holding Company shall contribute to the Company cash in accordance with the provisions of Section 5.2(j); and

          (iv) the Holding Company may sell shares of Holding Company Common Stock in an IPO for cash.

     (e) Also on the Plan Effective Date:

          (i) the Company's charter and by-laws shall be amended and restated to read as set forth in Exhibits B and E, respectively;

          (ii) the Company shall by operation of Section 7312 become a stock life insurance company; and

          (iii) the Policyholders' Membership Interests shall be extinguished in accordance with Section 7312 and Eligible Policyholders shall be entitled to receive in exchange therefor, as described in Article VII and the Actuarial Contribution Memorandum, shares of Holding Company Common Stock or, in certain circumstances, cash or Policy Credits.

     (f) The Investors shall have the right, under the circumstances set forth in the Investment Agreement, to purchase shares of Holding Company Common Stock from the Holding Company upon the exercise of the Warrants on the terms and subject to the conditions set forth in the Investment Agreement.

     (g) The Holding Company shall as soon as reasonably practicable after the Plan Effective Date issue shares of Holding Company Common Stock or pay some other consideration, or cause the Company to pay some other consideration, to Eligible Policyholders in accordance with Article VII and the Actuarial Contribution Memorandum.

     (h) At such time as the Holding Company sells shares of Holding Company Common Stock in an IPO, the Holding Company shall arrange for the listing of the Holding Company Common Stock on a national securities exchange or on the NASDAQ National Market System effective as of the Plan Effective Date, and shall use its best efforts to maintain such listing for so long as the Holding Company is a publicly traded company. The Holding Company currently intends to apply to list the Holding Company Common Stock on the New York Stock Exchange. Such listing and such efforts by the Holding Company to maintain such listing shall be in satisfaction of any duty the Company or the Holding Company may have to encourage and assist in the establishment of a public market for shares of Holding Company Common Stock. Neither the Company nor the Holding Company shall have any obligation to provide a procedure for the disposition of shares of Holding Company Common Stock except as expressly stated in the Plan.

     (i) The Company and the Holding Company undertake, to use their best efforts to ensure that the managing underwriters for the IPO shall conduct the IPO process in a manner generally consistent with customary practices for initial public offerings, to the extent reasonably comparable, and that the Superintendent and his financial advisors shall be afforded reasonable access to permit them to observe the IPO process. The final pricing decision on the IPO shall be made by special committees of the Board and the Holding Company Board within pricing guidelines established by the Holding Company Board.

     (j) The proceeds of an IPO (net of underwriting commissions and expenses related thereto) shall be: (i) first, contributed to the Company in the amount of $100 million to be used for general operations of the Company or, in the absence of sufficient net proceeds in excess of $100 million, to provide for the amounts required for any of the purposes stated in clauses (ii), (iii) or (iv) hereof; (ii) then, contributed to the

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

Company in an amount sufficient to enable the Company to fund all of the Policy Credits required to be credited to Eligible Policyholders pursuant to Section 7.3; (iii) then, retained by the Holding Company in an amount sufficient to enable the Holding Company to pay all of the cash to Eligible Policyholders who are to receive cash as described in, and pursuant to, Article VII other than pursuant to Section 7.3(a)(v); (iv) then, contributed to the Company in an amount sufficient to enable the Company to satisfy the undertaking of the Company to the Superintendent pursuant to Section 7312(p); (v) then, retained by the Holding Company in an amount not to exceed $10 million to provide working capital for the Holding Company; (vi) then, retained by the Holding Company in an amount not to exceed $30 million to pay dividends on the stock (including Holding Company Common Stock and, if issued, Convertible Preferred Stock) of the Holding Company; (vii) then, retained by the Holding Company in an amount not to exceed 25% of the proceeds of the IPO (net of underwriting commissions and expenses related thereto) to pay cash to Eligible Policyholders who are to receive cash as described in, and pursuant to, Section 7.3(a)(v); and (viii) then, to the extent that such net proceeds exceed the aggregate of the amounts identified in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii), and, if and to the extent that the amount retained by the Holding Company pursuant to each of clauses (iii), (vi) and (vii) is not used for the purpose stated in each such clause, promptly contributed to the Company to be used for general operations of the Company.

     (k) In the absence of an IPO, the Holding Company may exercise its option, by notice to the Investors within 90 days after the Demutualization Date, to require the Investors to purchase from the Holding Company an aggregate of 1,000,000 shares of Convertible Preferred Stock for a total purchase price of $100,000,000. In the event that the Holding Company requires the Investors to purchase the Convertible Preferred Stock, the proceeds of such sale shall be:
(i) first, contributed to the Company in the amount of $25 million to be used for general operations of the Company; (ii) then, contributed to the Company in an amount sufficient to enable the Company to fund all of the Policy Credits required to be credited to Eligible Policyholders pursuant to Section 7.3; (iii) then, retained by the Holding Company in an amount sufficient to enable the Holding Company to pay all of the cash to Eligible Policyholders who are to receive cash as described in, and pursuant to, Article VII other than pursuant to Section 7.3(a)(v); (iv) then, contributed to the Company in an amount sufficient to enable the Company to satisfy the undertaking of the Company to the Superintendent pursuant to Section 7312(p); (v) then, retained by the Holding Company in the amount of $8 million to provide working capital for the Holding Company; and (vi) then, to the extent that such proceeds exceed the aggregate of the amounts identified in clauses (i), (ii), (iii), (iv) and (v), and, if and to the extent that the amount retained by the Holding Company pursuant to clause (iii) is not used for the purpose stated therein, promptly contributed to the Company to be used for general operations of the Company. Further, as provided in Section 7.3(a)(v)(y), in the absence of an IPO, no cash shall be paid to Eligible Policyholders pursuant to Section 7.3(a)(v).

     5.3 Continuation of Corporate Existence; Company Name. Upon the Reorganization of the Company under the terms of the Plan and Section 7312, (a) the Company's corporate existence as a stock life insurance company shall be a continuation of its corporate existence as a mutual life insurance company and
(b) the Company's name shall be "MONY Life Insurance Company".

     5.4 Notice of Hearing. (a) As soon as practicable following the Adoption Date, but in any event not less than 30 days before the Superintendent's public hearing pursuant to Section 7312(i), the Company shall mail notice of the Superintendent's public hearing by first class mail to all Voting Policyholders. The notice of hearing shall set forth the date, time, place and purpose of the Superintendent's public hearing. The notice of hearing shall be preceded or accompanied by information relevant to the hearing, including a copy of the Plan, a summary of the Plan approved by the Superintendent and such other explanatory information as the Superintendent shall approve or require.

     (b) The Company shall give notice of the date, time, place and purpose of the Superintendent's public hearing by publication in three newspapers of general circulation, one in New York County and two in other cities approved by the Superintendent. Such newspaper publications shall be made not less than 15 days nor more than 60 days before the hearing, and shall be in a form approved by the Superintendent.

     5.5 Notice of Vote. (a) As soon as practicable following the Adoption Date, but in any event not less than 30 days before the vote by Voting Policyholders pursuant to Section 7312(k), the Company shall mail notice of the vote by first class mail to all Voting Policyholders. The notice of vote shall set forth the date, time and place of the vote.

     (b) The notice of vote shall be preceded or accompanied by information relevant to the vote, including a copy of the Plan, a summary of the Plan approved by the Superintendent and such other explanatory information as the Superintendent shall approve or require. The notice of vote shall also be accompanied by a form of ballot.

     5.6 Policyholder Vote. (a) A vote on the proposal to approve the Plan shall be held at the time and place specified in the notice of vote, which shall be from 10 a.m. to 4 p.m. at the home office of the Company, on a date that is at least 30 days after the notice of vote is mailed to the Voting Policyholders. If the Plan is approved by at least two-thirds of the votes validly cast, the Company shall promptly submit the appropriate documents and certifications to the Superintendent pursuant to Section 7312(k)(11).

     (b) Each Voting Policyholder shall be entitled to one vote pursuant to
Section 7312(k), irrespective of the number or amount of Policies owned by such Voting Policyholder.

     (c) Voting Policyholders shall cast their votes pursuant to rules established by the Superintendent.

     5.7 Filing of Plan. Upon approval of the Plan by the Superintendent and the Voting Policyholders, the Company shall, as soon as practicable thereafter, file a copy of the Plan certified by the Superintendent in the office of the Superintendent and the Clerk of New York County pursuant to Section 7312(l).

     5.8 Tax Considerations. The Plan shall not become effective unless, on or prior to the Plan Effective Date (and in any event, reaffirmed as of the Plan Effective Date), the Company shall have obtained an opinion of nationally recognized independent tax counsel, substantially to the effect that:

     (a) Eligible Policyholders will not recognize any gain for Federal income tax purposes as a result of (i) the surrender of their Policyholders' Membership Interests pursuant to the Plan or (ii) the receipt of Holding Company Common Stock pursuant to the Plan, except that, in general, an Eligible Policyholder will recognize gain to the extent of any cash received pursuant to the Plan;

     (b) the payment of consideration in the form of Policy Credits in accordance with Article VII of the Plan will not (i) cause disqualification of the tax attributes or status accorded to those (1) individual life insurance policies or individual annuity contracts that have been issued pursuant to plans qualified under Section 401(a) or 403(a) of the Code, or (2) individual retirement annuities within the meaning of Section 408 of the Code or tax deferred annuities qualified under Section 403(b) of the Code (including those issued to employees of organizations described in Section 501(c)(3) of the
Code), to which such Policy Credits have been credited, or (ii) result in penalties for the holders of those plans, policies and contracts referred to in the preceding clause (i);

     (c) the Reorganization of the Company pursuant to the Plan, including without limitation the receipt of Company Common Stock by the Holding Company and the extinguishment of the Policyholders' Membership Interests, will not result in the recognition of any gain for Federal income tax purposes by either the Company or the Holding Company; and

     (d) insurance policies issued or purchased before the Plan Effective Date will not be deemed reissued, issued in exchange for existing policies, or purchased as a result of the Reorganization of the Company pursuant to the Plan.

                                   ARTICLE VI

                      POLICY OWNERSHIP AND IN FORCE DATES

     6.1 Determination of Ownership. Unless otherwise stated herein, the Owner of any Policy as of any date shall be determined on the basis of the Company's records as of such date in accordance with the following provisions:

          (a) The Owner of a Policy that is an individual insurance policy or annuity contract (including each Certificate deemed to be a Policy pursuant to Section 6.3) shall be the Person specified in such Policy as the owner or contract holder unless no owner or contract holder is so specified, in which case (i) the Owner of a Policy that is an individual policy of life insurance or of accident and health insurance shall be deemed to be the Person insured, if such Policy was issued upon the application of such Person, or the Person who effectuated such Policy, if such Policy was issued on the application of a Person other than the Person insured, and
     (ii) the Owner of a Policy that is an annuity or pure endowment contract shall be deemed to be the Person to whom such Policy is payable by its terms.

          (b) (i) Except as specified in Section 6.3, the Owner of a Policy that is a group insurance policy shall be the Person or Persons specified in the master policy as the policyholder, unless no policyholder is so specified, in which case the Owner shall be the Person or Persons to whom or in whose name the master policy shall have been issued and held, as shown on the Company's records.

          (ii) Except as specified in Section 6.3, the Owner of a Policy that is a group annuity contract shall be the Person or Persons specified in the contract as the contract holder, unless no contract holder is so specified, in which case the Owner shall be the Person or Persons to whom or in whose name the contract shall have been issued and held, as shown on the Company's records.

          (c) Notwithstanding subsections (a) and (b) of this Section 6.1, the Owner of a Policy that has been assigned to another Person by an assignment of ownership thereof absolute on its face and filed with the Company in accordance with the provisions of such Policy and the Company's rules with respect to the assignment of such Policy in effect at the time of such assignment shall be the assignee of such Policy as shown on the records of the Company. Unless an assignment satisfies the requirements specified for such an assignment in this subsection (c), the determination of the Owner of a Policy shall be made without giving effect to such assignment.

          (d) In no event may there be more than one Owner of a Policy, although more than one Person may constitute a single Owner. When one Policy has more than one Person specified in such Policy as the owner or as the holder of rights (other than the right to dividend values, to designate or change a beneficiary, to elect or change a settlement or dividend option or to assign or change a designation of rights under the Policy, and other than the rights of a collateral assignee, none of which constitutes ownership rights under a Policy) or who would otherwise be treated as an Owner pursuant to this Section 6.1, all such Persons shall be deemed, collectively, to be the single Owner of such Policy. In the event that different Persons own Policies as trustees for the same trust as shown by the tax identification number associated with such Persons in the Company's records, the trust (and not such Persons) shall be deemed one Owner.

          (e) Except as otherwise set forth in this Article VI, the identity of the Owner of a Policy shall be determined without giving effect to any interest of any other Person in such Policy.

          (f) Subject to subsection (h) of this Section 6.1, in any situation not expressly covered by the foregoing provisions of this Section 6.1, the determination of the identity of the Owner of a Policy shall be made in good faith by the Company on the basis of its records, and, except for bona fide administrative errors, the Company shall not examine or consider any other facts or circumstances.

          (g) The mailing address of an Owner as of any date for purposes of the Reorganization shall be the Owner's last known address as shown on the records of the Company on such date or, if such address is not shown on the records of the Company, then the mailing address of an Owner as of any date for purposes of the Reorganization shall be the premium payor's last known address as shown on the records of the Company.

          (h) Any dispute as to the identity of the Owner of a Policy or the right to vote or receive consideration shall be resolved in accordance with procedures acceptable to the Superintendent and, if applicable, Section 7312(k)(4).

          (i) The Owner of a supplementary contract or other settlement option issued in settlement of the proceeds under any of the Company's insurance policies or annuity contracts shall be the Person entitled to payment at such date under such contract or option.

          (j) In the event that the Owner(s), any successor(s) specified in the Policy and any other Person(s) who would otherwise be deemed to be the Owner under Section 6.1(a) have all died, then the Owner shall be deemed to be the insured under the Policy.

     6.2 In Force Dates. (a) Except as otherwise provided in Section 6.3, a Policy shall be deemed to be in force ("In Force") as of any date if, as shown on the Company's records on such date, the Policy Date of such Policy occurs on or prior to such date, and as of such date the required premium has been received by the Company and such Policy, as shown on the Company's records on such date, has not matured by death or otherwise or been surrendered or otherwise terminated; provided that (i) a Policy that is a life insurance policy shall be deemed to be In Force after lapse for nonpayment of premiums during any applicable grace period as administered by the Company and for so long as it continues as reduced paid-up insurance or as extended term insurance on the records of the Company, (ii) except as otherwise provided in Section 6.2(c), a Policy that is a supplementary contract or other settlement option issued in settlement of proceeds under any of the Company's insurance policies or annuity contracts shall be deemed to be In Force in accordance with its effective date as shown on the Company's records on any determination date, without regard to any prior period during which a predecessor Policy was In Force, (iii) a Policy that has been reinstated after not being In Force shall be deemed to be In Force commencing on the date of reinstatement of the reinstated Policy, as shown on the records of the Company, without regard to any prior period during which such Policy was In Force, unless both the termination of the Policy and its reinstatement occurred between the Adoption Date and the Plan Effective Date, in which case the Policy shall be deemed, for purposes of the Plan, to have been continuously In Force during the period between the Adoption Date and the Plan Effective Date, (iv) a Policy that is an individual life insurance policy issued with preliminary term insurance shall be deemed to be In Force on the Policy Date of the individual life insurance policy, (v) a group Policy shall not be deemed to be In Force on any date if on that date the Policy has terminated and the Company's only obligations with respect to such Policy are either to Certificate holders on disability waiver or on disability under such Policy, are for unpaid claims incurred under such Policy prior to its termination or are to pay or to continue paying fixed retirement annuity amounts to individuals previously covered under the terminated Policy, and (vi) an individual Policy shall not be deemed to be In Force on any date if on that date the Policy has terminated and the Company's only obligations with respect to such Policy are to the policyholder of such Policy on disability under such Policy or are for unpaid claims incurred under such Policy prior to its termination.

     (b) Notwithstanding the fact that a new Policy has been issued as a result of the exercise of a right under a predecessor Policy, such new Policy shall be deemed to be In Force in accordance with its Policy Date, without regard to the Policy Date of the predecessor Policy.

     (c) Notwithstanding the provisions of clause (ii) of Section 6.2(a), a Policy that is a supplementary contract or other settlement option issued in settlement of proceeds under an annuity contract in the following instances shall be deemed to be In Force in accordance with the Policy Date of the predecessor Policy under which said proceeds were payable: (i) maturity settlement of fixed and flexible premium retirement annuity contracts where the annuitant accepts the default settlement option of life income with ten years certain on maturity and (ii) maturity settlement of individual variable annuity contracts where the annuitant accepts the default variable settlement option of life income with ten years certain on maturity or elects another variable settlement option.

     (d) A Policy shall not be deemed to be In Force until it is issued, notwithstanding that temporary insurance upon the application for such Policy may have been in force prior to the Policy Date of such Policy.

     (e) A Policy shall not be deemed to have matured by death as of any date unless notice of such death has been received by the Company on or prior to such date, as shown on the Company's records. The date of the surrender or lapse of a Policy shall be as shown on the Company's records.

     6.3 Certain Group Policies and Contracts. (a) Each Certificate issued under any of the Company's Pension Department group annuity contracts as part of a custodial 403(b) or IRA arrangement or as part of a non-ERISA 403(b) arrangement shall be deemed to be a Policy, the Owner of which shall be determined in accordance with Section 6.1. Each participation interest allocated under any of the Company's Pension Department group annuity contracts as part of a non-ERISA 403(b) arrangement where no Certificate is issued thereunder shall be deemed to be a Policy and each participant thereunder shall be deemed to be an Owner. Such Certificate or participation interest shall be deemed to be In Force as of any date if, as shown on the Company's records on such date, such Certificate's Policy Date or participation interest's Participation Date occurs on or prior to such date and such Certificate or participation interest has not terminated on or before such date. The custodian or employer-sponsor holding such group annuity contracts shall not be a Voting Policyholder or an Eligible Policyholder or an Owner. No other certificate issued, or participation interest allocated, under any of the Company's Pension Department group annuity contracts shall be deemed to be a Policy.

     (b) Each Certificate issued under any of the Company's group life or accident and health insurance policies issued to a multiple employer welfare benefit plan and trust, a multiple employer trust or a trust established by the Company shall be deemed to be a Policy, the Owner of which shall be determined in accordance with Section 6.1, and shall be deemed to be In Force as of any date if, as shown on the Company's records on such date, such Certificate's Policy Date occurs on or prior to such date and such Certificate has not terminated on or before such date. The trustee of any such trust established by the Company shall not be a Voting Policyholder or an Eligible Policyholder or an Owner.

     (c) Each Certificate issued under any of the Company's group life or accident and health insurance policies issued to an association or to the trustees of a trust established, or participated in, by one or more associations to insure association members shall be deemed to be a Policy, the Owner of which shall be determined in accordance with Section 6.1, and shall be deemed to be In Force as of any date if, as shown on the Company's records on such date, such Certificate's Policy Date occurs on or prior to such date and such Certificate has not terminated on or before such date. Any such association or the trustee of any such trust shall not be a Voting Policyholder or an Eligible Policyholder or an Owner.

                                  ARTICLE VII

              ALLOCATION AND PAYMENT OF POLICYHOLDER CONSIDERATION

     7.1 Allocation of Allocable Shares. (a) The consideration to be given to Eligible Policyholders in exchange for the Policyholders' Membership Interest shall be shares of Holding Company Common Stock or, in the circumstances described in Section 7.3, cash or Policy Credits. Solely for purposes of calculating the amount of such consideration, each Eligible Policyholder will be allocated shares of Holding Company Common Stock in accordance with this Article VII and, in the case of Participating Policyholders, also the Actuarial Contribution Memorandum.

     (b) Each Eligible Policyholder shall be allocated a fixed component of consideration equal to 7 shares of Holding Company Common Stock (subject to proportional adjustment as provided in Section 10.5). In addition, each Participating Policyholder shall be allocated a variable component of consideration equal to the portion, if any, of the Aggregate Variable Component allocated in respect of the Participating Policy or Participating Policies that are In Force on both the Adoption Date and the Plan Effective Date (collectively, the "Qualifying Policies") of which such Participating Policyholder is the Owner on the Adoption Date. The total number of shares allocated to an Eligible Policyholder shall be rounded to the nearest whole share (with one-half being rounded upward). The Aggregate Variable Component shall be allocated in respect of the

Qualifying Policies in accordance with the principles set forth in Section 7.2 and the calculation of Actuarial Contribution described in the Actuarial Contribution Memorandum (the "Actuarial Contribution Memorandum"), a copy of which is attached as Schedule 2.

     7.2 Allocation of Aggregate Variable Component. (a) The Aggregate Variable Component shall be allocated to Participating Policyholders in respect of their Qualifying Policies as follows:

          (i) Such allocation shall be made by multiplying a policy equity share for each Participating Policyholder by the number of shares of Holding Company Common Stock constituting the Aggregate Variable Component. The policy equity share for each Participating Policyholder shall be equal to the sum of the Adjusted Actuarial Contributions of all of such Participating Policyholder's Qualifying Policies divided by the sum of the Adjusted Actuarial Contributions of all Qualifying Policies.

          (ii) From determinations of (A) the contributions of Qualifying Policies to the Company's assets and (B) the assets required to provide for future benefits of such Qualifying Policies, the Company shall make reasonable determinations of the dollar amount of actuarial contribution (both positive and negative) ("Actuarial Contribution") for each Qualifying Policy, according to the principles and methodologies set forth in detail in the Actuarial Contribution Memorandum.

          (iii) In order to produce each Qualifying Policy's adjusted Actuarial Contribution ("Adjusted Actuarial Contribution"), the Company shall set each negative Actuarial Contribution to zero as provided in the Actuarial Contribution Memorandum.

          (iv) Each such Actuarial Contribution shall be determined on the basis of the Company's records as of the Statement Date, unless such Qualifying Policy shall have been issued after the Statement Date, in which case the Actuarial Contribution for such Qualifying Policy shall be equivalent to the present value as of the Statement Date of its expected future contribution to the surplus of the Company, as estimated by the Company in accordance with the Actuarial Contribution Memorandum.

     (b) As more fully described in the Actuarial Contribution Memorandum, past annual contributions to the assets of the Company for Qualifying Policies In Force on the Statement Date shall be (a) accumulated with interest to the Statement Date and (b) reduced by an amount equal to the assets required as of the Statement Date to provide for the future benefits of such Policies as estimated by the Company. For all Qualifying Policies, the assets required as of the Statement Date to provide for future benefits for such Policies shall be equal to the statutory reserves and other statutory liabilities attributable to such Policies less the Company's estimate of the present value of the expected future contributions to surplus from such Policies, in each case as of the Statement Date.

     7.3 Payment of Consideration. (a) Each Eligible Policyholder who has been allocated only a fixed component of consideration and each Eligible Policyholder who is also a Participating Policyholder to whom a variable component is allocated, shall on the Plan Effective Date be entitled to receive shares of Holding Company Common Stock equal to the number of such shares allocated, in the aggregate, to such Eligible Policyholder, except that instead of receiving such shares, cash shall be paid or Policy Credits shall be credited (in an amount determined pursuant to subsection (b) of this Section 7.3) as follows:

          (i) Policy Credits shall be credited with respect to an Eligible Policy that is an individual life insurance policy or an individual annuity contract and that has been issued pursuant to a plan qualified under
     Section 401(a) or 403(a) of the Code directly to the plan participant;

          (ii) Policy Credits shall be credited with respect to an Eligible Policy that is an individual retirement annuity within the meaning of
     Section 408 of the Code or a tax deferred annuity qualified under Section 403(b) of the Code (including those issued to employees of organizations described in Section 501(c)(3) of the Code);

          (iii) In the event an Eligible Policyholder has been allocated a fixed component of consideration with respect to two or more policies, at least one of which would be credited Policy Credits pursuant to this Section 7.3, then said fixed component shall be solely in the form of Policy Credits, and such Policy

     Credits shall be in the form prescribed in this Section 7.3 for the Policy that would be credited Policy Credits having the earliest Policy Date;

          (iv) except as provided in clauses (i) through (iii) of this Section 7.3(a), cash shall be paid if such Eligible Policyholder's address for mailing purposes as shown on the records of the Company is located outside both the United States and Canada; and

          (v) except as provided in clauses (i) through (iii) of this Section 7.3(a), cash may be elected in lieu of stock by any Eligible Policyholder allocated no more than 75 shares of Holding Company Common Stock (the "Cash Election Number") (subject to proportional adjustment as provided in
     Section 10.5) if the Board, in its discretion, determines to make such payment of cash upon election by an Eligible Policyholder. Such election to receive cash in lieu of stock must be affirmatively indicated on a form provided to such Eligible Policyholder that has been properly completed and received by the Company prior to a date set by the Company and approved by the Superintendent. Thus, the Company shall pay cash to each Eligible Policyholder who (A) has so expressed a preference to receive cash in lieu of stock and (B) has been allocated a number of shares of Holding Company Common Stock equal to or less than the Cash Election Number, subject to the following limitations: (x) the total amount of cash to be distributed to Eligible Policyholders under this clause (v) pursuant to any such determination by the Board to distribute cash shall not exceed 25% of the proceeds of an IPO (net of underwriting commissions and expenses related thereto) or such lower aggregate amount established by the Board prior to the Demutualization Date (the "Aggregate Cash Amount") and (y) no cash shall be paid to Eligible Policyholders pursuant to this Section 7.3(a)(v) in the absence of an IPO. In the event that the aggregate number of shares of Holding Company Common Stock allocated to Eligible Policyholders who elect to receive cash in lieu of stock corresponds to an amount of cash, as provided in Section 7.3(b), that exceeds the Aggregate Cash Amount, then the Board, subject to the approval of the Superintendent, shall reduce the Cash Election Number (such number being the "Reset Cash Election Number") to accommodate the Aggregate Cash Amount. In the event the Board so reduces the Cash Election Number, no pro rata distributions of cash shall be made, with the result that Eligible Policyholders who elect to receive cash and are allocated a number of shares equal to or less than the Reset Cash Election Number shall receive cash, and Eligible Policyholders who elect to receive cash but are allocated a number of shares greater than the Reset Cash Election Number shall receive stock.

          (vi) Notwithstanding clauses (i) through (iii) of this Section 7.3(a) and except as provided in clauses (iv) and (v) hereof, an Eligible Policyholder shall receive shares of Holding Company Common Stock with respect to an Eligible Policy that is (A) a supplementary contract or other settlement option regardless of whether the policy or contract whose proceeds were settled thereunder would have been credited Policy Credits or
     (B) an immediate annuity.

          (vii) Except as provided in clauses (i) through (iii) of this Section 7.3(a), and subject to the limit on distribution of cash provided for in clause (v) hereof, the Company may (A) offer Policy Credits or cash to Eligible Policyholders to the extent that it is not reasonably feasible or appropriate to provide consideration in the form that an Eligible Policyholder would otherwise receive (e.g., because such consideration is not deliverable) and (B) determine the Eligible Policy to which the Policy Credits allocated for an Eligible Policyholder's fixed component of consideration are credited pursuant to clause (iii) of this Section 7.3(a) based on the feasibility and/or appropriateness of such crediting.

     (b) If the consideration is to be paid or credited to an Eligible Policyholder in cash or Policy Credits, as the case may be, pursuant to the Plan, the amount of such consideration shall be equal to the number of shares of Holding Company Common Stock allocable to such Eligible Policyholder as provided in this Article VII and, in the case of Participating Policyholders, also the Actuarial Contribution Memorandum, multiplied by the IPO Price or, in the absence of an IPO within 120 days after the Plan Effective Date, a number equal to 70% of the book value per share of the Holding Company Common Stock on the Plan Effective Date. Payment shall be made by check, net of any applicable withholding tax, or the crediting of a Policy Credit, as the case may be, as soon as reasonably practicable after the Plan Effective Date.

     (c) As soon as reasonably practicable after the Plan Effective Date, the Holding Company shall mail to each such Eligible Policyholder an appropriate notice that a designated number of shares of Holding Company Common Stock have been registered in the name of such Eligible Policyholder. Upon the request of the registered holder of any such shares of Holding Company Common Stock so issued in book-entry form as uncertificated shares, made in accordance with administrative procedures approved by the Superintendent and established at least 20 days prior to the Plan Effective Date, the Holding Company shall promptly mail to such registered holder a stock certificate representing such shares of Holding Company Common Stock.

     (d) In the event that more than one Person constitutes a single Owner of a Policy, the consideration allocated pursuant to this Article VII and the Actuarial Contribution Memorandum shall be paid jointly to such Persons.

     (e) Subject to the approval of the Superintendent, the Holding Company shall establish a commission-free sales and purchase program which shall begin on the first business day after the nine-month anniversary of the Plan Effective Date and shall continue for three months (and may be extended if the Holding Company Board determines such extension to be appropriate and in the best interest of the Holding Company and its stockholders), pursuant to which each Eligible Policyholder who receives a number of shares of Holding Company Common Stock under the Plan that is equal to or less than a number of shares to be determined by the Holding Company Board at least 60 days prior to the nine-month anniversary of the Plan Effective Date (which number shall not be less than 25 nor more than 99) shall be entitled to sell at market prices all, but not less than all, the shares of Holding Company Common Stock so received, without paying brokerage commissions, mailing charges, registration fees or other administrative or similar expenses. In addition, the program shall provide that Eligible Policyholders who receive 99 or fewer shares of Holding Company Common Stock under the Plan shall be entitled to purchase, commission-free, such number of shares as is necessary to bring their respective total number of shares of Holding Company Common Stock to 100. The Holding Company shall establish administrative procedures for the delivery of requests to sell or purchase shares of Holding Company Common Stock and for the sale or purchase of such shares of Holding Company Common Stock through such program.

     7.4 ERISA Plans. The Company has applied to the Department of Labor for an exemption from Section 406(a) of the Employee Retirement Income Security Act of 1974 and Section 4975 of the Code with respect to the receipt of consideration pursuant to the Plan by employee benefit plans and IRAs subject to the provisions of such sections. Notwithstanding any other provision of the Plan, if such exemption is not received prior to the Plan Effective Date, the Company may delay payment of such consideration to Eligible Policyholders and may place such consideration in an escrow or similar arrangement subject to terms and conditions approved by the Superintendent. Any such escrow or arrangement shall provide for payment to Eligible Policyholders of such consideration not later than the third anniversary of the Plan Effective Date and all costs and expenses of such escrow or arrangement shall be borne by the Company.

                                  ARTICLE VIII

                 METHOD OF OPERATION FOR PARTICIPATING BUSINESS

     8.1 Establishment of the Closed Block. The Closed Block Business shall be operated by the Company as a closed block of participating business for the exclusive benefit of the Policies included therein, for policyholder dividend purposes only (the "Closed Block"). As set forth in the Closed Block Memorandum attached as Schedule 3 (the "Closed Block Memorandum"), assets of the Company shall be allocated to the Closed Block in an amount that produces cash flows which, together with anticipated revenue from the Closed Block Business, are reasonably expected to be sufficient to support the Closed Block Business including, but not limited to, provisions for payment of claims and surrender benefits, certain expenses and taxes, and to provide for continuation of current payable dividend scales, if the experience underlying such dividend scales continues, and for appropriate adjustments in such scales if the experience changes. Exhibit F sets forth certain of the Company's assets and the portions thereof that are allocated to the Closed Block as of December 31, 1997 (such portions of such assets, collectively, the "Exhibit F Closed Block Assets"). Policy loans, accrued interest and due and deferred premiums shall be allocated to the Closed Block as of

December 31, 1997 as described in the Closed Block Memorandum. The Exhibit F Closed Block Assets and such policy loans, accrued interest and due and deferred premiums shall be brought forward to the Plan Effective Date in accordance with the principles set forth in Section 8.2. The amount of the Company's assets required to support the Closed Block as of the Statement Date is determined as set forth in the Closed Block Memorandum.

     8.2 Operation of the Closed Block. (a) Insurance and investment cash flows on and after the Statement Date from operations of the Closed Block Business, the Exhibit F Closed Block Assets, and, as described in the Closed Block Memorandum, all other assets acquired by or allocated to the Closed Block, shall be received by or withdrawn from the Closed Block in accordance with the principles set forth in this Section 8.2(a).

          (i) With respect to insurance cash flows:

             (A) Cash premiums (including annuity considerations), cash repayments of policy loans and policy loan interest paid in cash on Closed Block Business shall be received by the Closed Block. Death, surrender and maturity benefits (including any interest allowed for delayed payment of benefits) paid in cash, policy loans taken in cash, annuity and other income benefits and dividends paid in cash, all with respect to Closed Block Business, shall be withdrawn from the Closed Block.

             (B) Cash shall be withdrawn from the Closed Block in the amount of state and local premium taxes and nonrecoverable guarantee fund assessments (including franchise taxes to the extent measured solely by premiums) paid in cash on premiums received in respect of Closed Block Business. Cash payments with respect to the reinsurance treaties considered in the development of the Closed Block funding shall be withdrawn from or received by the Closed Block.

             (C) Cash payments shall be received by or withdrawn from the Closed Block for Federal income taxes in accordance with the tax sharing procedure described in the Appendix to the Closed Block Memorandum.

             (D) No cash shall be withdrawn from the Closed Block with respect to expenses, other than as provided in Section 8.2(a)(ii), and the Closed Block shall not be charged for any such expense.

             (E) With respect to Closed Block Business issued after the Statement Date, an amount equal to the estimated present value, as of each such Policy's Policy Date, of future premiums less the present value of future guaranteed benefits, dividends, premium taxes or other federal, state, local or foreign taxes and nonrecoverable guarantee fund assessments, as set forth in the Closed Block Memorandum, shall be deducted from the Closed Block.

          (ii) With respect to investment cash flows:

             (A) Cash payments for equity real estate acquired upon foreclosure of, reasonable and customary operating expenses of, and equity real estate taxes (as reported in such Annual Statement) on, any Closed Block assets that are investments in equity real estate shall be withdrawn from the Closed Block.

             (B) Cash received on dispositions of investments shall be net of all reasonable and customary brokerage and other transaction expenses, including taxes, that are deducted in reporting proceeds of such sales in the Company's Annual Statement to the Superintendent. Cash paid for expenses in acquiring an investment shall be withdrawn from the Closed Block to the extent included in the cost of such investment in the Company's Annual Statement to the Superintendent.

             (C) Investment management expenses shall not be withdrawn from or charged to the Closed Block.

     (b) Except as otherwise provided in this subsection (b), new investments acquired on or after the Statement Date with Closed Block cash flows shall consist only of fixed income securities (including Short-Term Securities) and commercial and agricultural mortgages ("Eligible Investments"). Eligible Investments, at the time of acquisition, (i) if fixed income securities, other than Short Term Securities, shall either (x) be obligations, not in default, which are issued, assumed, guaranteed or insured by the United States of America or by any agency or instrumentality thereof ("U.S. Government Obligations") or (y) have a "Category 1," "Category 2" or "Category 3" rating (or the comparable rating in the event either rating classification is revised or eliminated) of the NAIC Securities Valuation Office, (ii) if Short-Term Securities, shall either (x) be U.S. Government Obligations or (y) be NAIC Category 1 securities (or the comparable rating in the event the rating classification is revised or eliminated) or shall be rated "A-1" or "P-1" or the comparable rating by a nationally recognized rating agency, or, if rated "A-2" or "P-2" or the comparable rating by a nationally recognized rating agency, shall have a final maturity at purchase of not more than 35 days, and (iii) if mortgages, shall have an average debt service coverage (for all such mortgages added in a particular year) of at least 1.20. Such acquisitions shall be managed by the Company with the objective of creating a portfolio of new Closed Block investments having an average maturity at issue of at least 7 years composed of no more than 30% commercial mortgages and no more than 20% NAIC 3 bonds. Cash and Short Term Securities shall be managed with the objective of meeting the reasonable liquidity needs of the Closed Block. No new investments shall be made in equity real estate or obligations rated below the NAIC categories previously described in this paragraph, except to honor existing commitments to non-affiliated Persons, or as determined by the Company to be required to safeguard the value of investments previously allocated to the Closed Block. With the Superintendent's prior approval, the Company may, from time to time, adopt changes to the foregoing investment policy.

     (c) No assets shall be reallocated or transferred between the Closed Block and any other portion of the Company's general account or any of its separate accounts or any Person (directly or indirectly) controlling, controlled by or under common control with the Company or the Holding Company within the meaning of Section 1501 of the New York Insurance Law (an "affiliate") without the prior approval of the Superintendent. The Company shall not permit any other transaction between the Closed Block and any other portion of the Company's general account or any of its separate accounts or any affiliate of the Company or the Holding Company which, if entered into between the Company and the Holding Company or any affiliate of the Company or the Holding Company, would under Section 1505 of the Insurance Law be subject to the Superintendent's prior approval, or prior notice and nondisapproval, without such prior approval or such prior notice and nondisapproval, as the case may be. For purposes of the preceding sentence, in applying the percentages referred to in Section 1505, references to "the insurer's admitted assets" shall be deemed to refer to admitted assets of the Closed Block.

     (d) (i) Dividends on Closed Block Business shall be apportioned annually by the Board in accordance with applicable law and with the objective of minimizing tontine effects and exhausting assets allocated to the Closed Block with the final payment under the last Policy contained in the Closed Block.

        (ii) The Company shall submit periodic reports to the Superintendent of the operation of the Closed Block. Such reports shall include the opinion of an independent actuary who would be a "qualified actuary" pursuant to
    Section 4217 of the New York Insurance Law (as it may be amended from time to time) and shall be submitted by July 1 of the fifth year following the year in which the Plan Effective Date occurs and by July 1 of each fifth year thereafter for so long as the Superintendent may require. The independent actuary shall opine whether the Company, in setting dividend scales for Closed Block Business, has acted in accordance with the provisions of this Article VIII.

     (e) The Company shall provide as supplemental schedules to its Annual Statements for the years commencing after the year in which the Plan Effective Date occurs (i) financial schedules, consisting of the information required by Annual Statement pages 2, 3, 4 and 5, and (ii) investment schedules, consisting of the information required by Annual Statement Schedules A, B, BA, D and E (or comparable information under financial reporting requirements as they may be established from time to time for the Company as a whole by the Superintendent after the Adoption Date), in each case for the Closed Block. By July 1 of the year subsequent to the year being reported, the Company's independent public accountants shall furnish to the Company, and the Company shall submit to the Superintendent, an opinion on the financial statements of the Company, which opinion shall encompass the foregoing financial schedules of the Closed Block. Additionally, the Company shall submit to the Superintendent by July 1 of each year a report, prepared at the Company's request by its independent public accountants, in a form acceptable to the Superintendent, of the results of certain procedures, which procedures shall have been approved by the Superintendent, to test the Company's compliance with subsections (b), (c), (d) and (e) of this Section 8.2. The reporting obligations provided for in this subsection (e) shall continue for so long as the Superintendent may require.

     (f) No amounts shall be withdrawn from or received by the Closed Block for any taxes, including premium taxes or other federal, state, local or foreign taxes, and nonrecoverable guarantee fund assessments, resulting from the operations of the Company or any of its subsidiaries prior to December 31, 1997. No asset valuation or interest maintenance reserve or any increase or decrease therein, or any similar reserve, shall be charged or credited to the Closed Block.

     (g) None of the assets, including the revenue therefrom, allocated to the Closed Block or acquired by the Closed Block shall revert to the benefit of the stockholders of the Company.

     8.3 Guaranteed Benefits. The Company shall pay all guaranteed benefits for Closed Block Business in accordance with the terms of the Policies contained in the Closed Block. The assets allocated to the Closed Block are the Company's assets and are subject to the same liabilities (in the same priority) as all assets in the Company's general account.

     8.4  Other Participating Policies.

     (a) Participating Policies in Force on the Effective Date that are not included in the Closed Block Business shall continue to be Participating Policies in accordance with their terms.

     (b) The four classes of individual Participating Policies described in clause (i) below shall be managed in accordance with this subsection (b).

          (i) The four classes shall consist of individual Participating Policies and riders in Force on the Effective Date that are not included in the Closed Block and that fall within the following four categories: (A) module ordinary life insurance policies including Legal Professional Life,
     (B) fixed account riders to the participating individual variable annuity contract, (C) medical insurance policies and (D) disability income policies.

          (ii) The Company shall establish, for each such Policy class,

             (A) an objective based on (a), (b) or (c) where (a) is the future statutory gain over the life of such class that is derived from the methods and actuarial assumptions used in calculating the present value of future statutory gains for purposes of determining actuarial contribution for such class, as described in the Actuarial Contribution Memorandum, for module ordinary life insurance and individual disability income policies, (b) is the long-term loss ratio assumed in determining the actuarial contribution for individual medical care insurance and (c) is the excess interest or dividend rate provided to a similar policy included in the Closed Block for fixed account riders to the participating individual variable annuity contract;

             (B) a basis for measuring deviations from such objectives, in (A) above; and

             (C) a method by which any long-term deviations from such basis will be reflected in the financial treatment of Policies within such class.

          (iii) The Company shall submit a memorandum to the Superintendent setting forth for each of the above Policy/rider classes the bases and methods described in clause (ii) of this Section 8.4(b), which bases and methods shall be subject to the approval of the Superintendent. The Company shall not change such bases and methods except with the prior approval of the Superintendent.

          (iv) The Company shall submit to the Superintendent by July 1 of each year, commencing July 1 of the year following the calendar year in which the Effective Date occurs, for so long as the Superintendent may require, a report in a form acceptable to the Superintendent as to its compliance with this Section 8.4(b).

                                   ARTICLE IX

                 PLAN OF OPERATION; NEW PARTICIPATING BUSINESS

     9.1 Plan of Operation. The Company's Plan of Operation, including ten-year actuarial projections, is set forth in Exhibit G. Such Plan of Operation and projections represent the Company's current estimates and expectations based on the assumptions used in their preparation and may change in the future (subject to any required approvals of the Superintendent).

     9.2 New Participating Business. The Company intends to continue issuing for delivery in the State of New York participating individual life insurance policies after the Effective Date.

                                   ARTICLE X

                             ADDITIONAL PROVISIONS

     10.1 Acquisition of Securities by Certain Officers, Directors and Employees. (a) From the Adoption Date until the Plan Effective Date and thereafter until the fifth anniversary of the Plan Effective Date, no officer, director or employee of the Company, including their family members and their spouses, shall directly or indirectly offer to acquire or shall acquire in any manner the beneficial ownership of securities of the Company or the Holding Company except for acquisitions permitted under Section 7312(w), including, but not limited to, acquisitions by officers (including officers who are directors) and employees of the Company pursuant to the Stock Incentive Plan, a copy of which is attached as Schedule 4, or pursuant to Section 10.2, and provided, further, that at no time during the period ending on the fifth anniversary of the Plan Effective Date may the aggregate number of shares issued, and shares issuable, pursuant to such Stock Incentive Plan and Section 10.2 exceed 5% of the number of shares of Holding Company Common Stock issued, or issuable upon conversion or exercise of securities issued, pursuant to Sections 3.3, 5.2(d)(iv) and 5.2(e)(iii).

     (b) For purposes of this Section 10.1, the terms "beneficial ownership", "family member" and "securities" have the meanings given them in Section 7312(w).

     10.2 Restricted Stock for Nonemployee Directors. (a) Restricted Stock may be granted to a Nonemployee Director in each calendar year, except that no Restricted Stock shall be granted prior to the first anniversary of the Plan Effective Date, and no Restricted Stock shall be granted prior to the fifth anniversary of the Plan Effective Date without the approval of the Superintendent. The Holding Company Board shall have the complete discretion in determining the number of shares of Restricted Stock, if any, to be granted to a Nonemployee Director; provided, however, that (i) the Fair Market Value of the shares of Restricted Stock (valued on the date of grant) granted to a Nonemployee Director during a calendar year shall not exceed the lesser of (a) one-half the amount of all Directors' Fees earned by the Nonemployee Director for the immediately preceding calendar year or (b) $15,000 (rounded upward to the nearest whole share), and (ii) the grant of Restricted Stock shall be in lieu of that portion of the Directors' Fees otherwise payable to the Nonemployee Director in cash during the calendar year of grant that is equal to the Fair Market Value of the Restricted Stock on the date of grant. Each grant of Restricted Stock shall be evidenced by a restricted stock agreement that shall specify the number of shares of Restricted Stock, the vesting requirements and such other terms and conditions as the Holding Company Board shall determine which are not inconsistent with the provisions of this Section 10.2.

     (b) One-third of the shares of each grant of Restricted Stock shall vest, based on the continued service of the Nonemployee Director on the Holding Company Board, on each of the first three anniversaries of the date such Restricted Stock is granted, or such longer period as may be determined by the Holding Company Board, except that shares shall continue to vest should the service of the Nonemployee Director terminate by reason of death or Disability.

     (c) Shares of Restricted Stock may not be transferred, assigned or subject to any encumbrance, pledge or charge until applicable vesting restrictions have been satisfied. Failure to satisfy any applicable vesting restrictions shall result in the subject shares of Restricted Stock being forfeited and returned to the Holding Company, unless otherwise provided by the Holding Company Board. The Holding Company Board may require that certificates representing Restricted Stock granted under this
Section 10.2 bear a legend making appropriate reference to the restrictions imposed and may require the Nonemployee Director to enter into an escrow agreement providing that the certificates representing Restricted Stock granted or sold pursuant to this Section 10.2 will remain in the physical custody of an escrow holder until all restrictions are removed or expire.

     (d) Subject to the foregoing provisions of this Section 10.2, the Nonemployee Director will have all rights of a shareholder with respect to shares of Restricted Stock granted to him or her, including the right to vote the shares after the second anniversary of the Plan Effective Date and receive all dividends and other distributions paid or made with respect thereto, unless the Holding Company Board determines otherwise at the time the Restricted Stock is granted.

     (e) If a Nonemployee Director makes an election pursuant to Section 83(b) of the Code with respect to a grant of Restricted Stock, the Nonemployee Director shall be required to promptly file a copy of such election with the Holding Company.

     10.3 Corrective Actions. Subject to the terms of the Plan and with the prior approval of the Superintendent, the Holding Company may distribute additional shares of Holding Company Common Stock and take any other action it deems appropriate to remedy errors or miscalculations made in connection with the Plan.

     10.4 Compensation of Officers, Directors and Employees. No officer, director or employee of the Company shall receive any fee or other consideration, other than regular salary, director fees or consideration as a policyholder in connection with the Plan. This Section 10.4 shall not prohibit the Company from compensating in cash any firm with which one of its directors is associated for services rendered in connection with the transactions contemplated by the Plan, or from granting Restricted Stock to Nonemployee Directors pursuant to Section 10.2.

     10.5 Adjustment of Share Numbers. In order to effect a filing range (in the registration statement under the Securities Act relating to an IPO) for the IPO Price which the Company and the managing underwriters of such IPO deem appropriate, the Company may adjust the number of shares of Holding Company Common Stock established by the Board pursuant to the definition of Allocable Shares, provided the Company has received the prior approval of the Superintendent. In the event of such an adjustment, the following numbers of shares of Holding Company Common Stock in the Plan shall be adjusted proportionately: (a) the number of shares of Holding Company Common Stock calculated in accordance with Section 7.1(b); (b) the number of shares of Holding Company Common Stock set forth in Section 7.3(a)(v) as the maximum number of shares which entitles an Eligible Policyholder to indicate a preference to receive cash in lieu of stock; and (c) the number of shares of Holding Company Common Stock purchasable upon exercise of the Warrants and into which the Convertible Preferred Stock is convertible. The number of shares of Holding Company Common Stock resulting from any such adjustment shall be rounded up to the next higher whole share; provided, that no such adjustment will be made unless it would result, without any such rounding, in the number of Allocable Shares to be allocated to each Eligible Policyholder as the fixed component of the distribution pursuant to Section 7.1(b) being a whole number.

     10.6 Notices. If the Company complies substantially and in good faith with the requirements of Section 7312 or the terms of the Plan with respect to the giving of any required notice to policyholders, its failure in any case to give such notice to any Person or Persons entitled thereto shall not impair the validity of the actions and proceedings taken under Section 7312 or the Plan or entitle such Person to any injunctive or other equitable relief with respect thereto.

     10.7 Amendment or Withdrawal of Plan. At any time prior to the Plan Effective Date, the Board may amend or withdraw the Plan (including the Exhibits and Schedules) in accordance with Section 7312(f). No amendment made after the public hearing or after the vote of Voting Policyholders may change the Plan in a manner that the Superintendent determines is materially disadvantageous to any policyholder (as defined in Section 7312(a)(2)) unless a further hearing or vote is conducted as provided by Section 7312(f).

     10.8 Costs and Expenses. The Company and the Holding Company have delivered to the Superintendent written undertakings in compliance with Section 7312(p).

     10.9 Governing Law. The terms of the Plan shall be governed by and construed in accordance with the law of the State of New York.

     10.10 Corrections. The Company may, until the earlier of the mailings required by Section 5.4 and Section 5.5, by an instrument executed by its Chairman of the Board, President or any Executive Vice President, attested by its Secretary or Assistant Secretary under its corporate seal and submitted to the Superintendent, make such modifications of a non-material nature as are appropriate to correct errors, clarify existing items or make additions to correct manifest omissions in the Plan (including the Exhibits and Schedules).

     In Witness Whereof, The Mutual Life Insurance Company of New York, by authority of its Board of Trustees, has caused this Plan, as herein amended, to be signed by its Chairman of the Board and its corporate seal to be affixed hereto attested by its Secretary on September 9, 1998.

                                          The Mutual Life Insurance Company
                                          of New York

                                          By: /s/ MICHAEL I. ROTH
                                            ------------------------------------
                                            Name: Michael I. Roth
                                            Title: Chairman and Chief Executive
                                              Officer
[Seal]

Attest:

By: /s/ THOMAS J. CONKLIN
    ----------------------------------------------------------------
    Name: Thomas J. Conklin
    Title: Senior Vice President and Secretary